THIS AGREEMENT, made effective the 21st day of March, 1997, by and between ROBERT E. HARRISON (hereinafter "Executive"), and STANDARD COMMERCIAL CORPORATION, a North Carolina corporation with principal offices in Wilson, North Carolina (hereinafter "Company").


                                R E C I T A L S:


         WHEREAS, Company is primarily engaged in the business of purchasing, processing and selling tobacco and wool at wholesale internationally and within the United States of America, and

         WHEREAS, the Company and Executive desire to provide for Executive's continued employment with Company as an executive, and

         WHEREAS, Company is willing to employ Executive and Executive is willing to accept such employment upon the terms and conditions set forth herein.

         NOW THEREFORE, the parties hereby agree as follows:


SECTION ONE - EMPLOYMENT OF EXECUTIVE/DUTIES


         A. Company hereby employs the Executive and the Executive agrees to be employed by the Company in the capacity of Chief Executive Officer, subject to the terms and conditions set forth herein. It is the understanding of the parties that the Company's Board of Directors shall elect Executive as President of the Company annually until this Agreement is terminated or expires.

         B. The Executive shall perform the duties and exercise the powers of the President/Chief Executive Officer of the Company. Executive, subject to his election or re-election by the Shareholders of the company, shall serve as a member of the Board of Directors of the Company. The Executive shall supervise and control the day to day business, activities and affairs of the Company, subject at all times to the policies established by the Board of Directors of the Company. Executive's power and authority with respect to all matters shall be subject to the matters which require board approval as laid down from time to time by the Board of Directors but shall be superior to those of any other officer or employee of the Company or any subsidiary thereof. Executive shall perform such other duties as are customarily performed by one holding such an executive position in other similar businesses or enterprises as that engaged in by Company, including services as an officer or director of any affiliated or subsidiary corporations of Company.

         C. The Executive shall devote his time, skill, attention and best efforts to the business of the Company. Such time of the Executive shall be devoted as shall be reasonably required to promote and protect the best interests of the Company. The Executive may serve as a director or consultant to other corporations only to the extent that such duties are known and to the extent they involve any substantial expenditure of time that the service shall be approved by the Board of Directors. The Executive shall not be restricted in making personal investments unless prohibited under this Agreement or otherwise which may detract from the time and attention devoted to the business of the Company.

         D. The Executive shall perform his employment duties at the principal executive offices of the Company which are presently located in Wilson, North Carolina. Executive shall not be required to relocate his residence during the term of this Agreement. Executive agrees that he will be required from time to time to travel on behalf of Company to meet with customers, attorneys, accountants or conduct such other business activity necessary to the conduct of the Company's business or that of its affiliates and subsidiaries.


SECTION TWO - TERM


         The initial term of Executive's employment hereunder shall be three (3) years commencing as of the effective date set forth hereinabove. Unless sooner terminated at the end of the initial term, any renewal at term or as otherwise provided herein, Executive's employment with the Company shall be automatically renewed for additional two (2) year periods unless terminated by written notice by either party at least one hundred twenty (120) days prior to expiration of such initial or renewal term hereof as the case may be. There shall be no limit on the number of renewals of the term of this Agreement.


SECTION THREE - COMPENSATION


         A. Company shall pay Executive an annual base salary (exclusive of bonus payments, fringe benefits and expense allowances at the rate of Three Hundred Fifteen Thousand and no/100ths Dollars ($315,000.00) per year, payable in equal monthly installments unless the Company sets a different periodic basis for payment of salaries, less deductions authorized by law. The Company shall review the Executive's salary annually and may increase such salary each year in the discretion of the Compensation Committee.

         B. The Board of Directors in consultation with the Executive shall determine after the beginning of each fiscal year of the Company a reasonable business plan for the Company for the ensuing fiscal year. Each year the Executive shall be entitled to earn a bonus and the amount of the Executive's annual bonus shall be determined based upon the reasoned, good faith determination by the Compensation Committee of the Board of Directors of the degree to which the Company achieved the various aspects of the said business plan. The amount of the annual bonus which the Executive shall be entitled to earn shall be not less than one half of Executive's annual base salary nor more than one times such annual base salary. Such bonus shall be computed on an annual basis and shall be payable at such date as cash bonuses for other executives of the Company, or in any event, within sixty (60) days of the delivery to the Company of the audited results of operations for the prior fiscal year.


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



         C. Executive shall be entitled to participate in the Company's Medical and Hospitalization Insurance Program and Disability Insurance Program and in any other fringe benefit program which Company may establish and modify from time to time for the benefit of all its executive and management employees, including, but not limited to, qualified stock option plans, non-qualified stock option plans, qualified retirement plans, non-qualified retirement plans, life insurance plans and executive incentive compensation plans, provided that benefits shall not be duplicated for any specific benefit afforded Executive under the terms of this Agreement.


SECTION FOUR - VACATION AND SICK LEAVE


         A. During the term of his employment hereunder, Executive shall be entitled to and receive as an additional benefit annual vacation leave of four
(4) weeks per year, during which time his compensation shall be paid in full. Such vacation shall be taken by the Executive at such times as may be reasonably mutually agreed upon by the Executive and the Company. Earned vacations not taken in a calendar year may be accrued and carried forward to the following calendar year, or for such longer period, if any, as shall be consistent with the vacation policy of the Company for its executive officers. Any unused vacation leave existing at time Executive ceases to be employed by Company shall be paid to him in cash at his then current Annual Base Salary.

         B. Executive shall also eligible for, and receive as an additional benefit, annual sick leave in accordance with the then existing rules and regulations adopted and modified by Company from time to time for its executive officers.


SECTION FIVE - EXECUTIVE EXPENSES


         A. The Company will provide the Executive, without charge, with an executive automobile ("Automobile") and reimburse the Executive for all of the Automobile's operation and maintenance expenses incurred for business use including but not limited to insurance, maintenance, repairs, gasoline and oil. The Automobile shall be replaced at least every three (3) years with a new model of similar quality to the Automobile currently being used by the Executive, with the first such replacement being in April, 1999. The income associated with such Automobile shall be allocated to Executive in accordance with the applicable provisions of the Internal Revenue Code of 1986, as amended. Upon cessation of employment by the Executive with the Company, Executive shall receive without charge to Executive, the automobile he is utilizing at the time of such cessation.

         B. Company will reimburse Executive for all reasonable expenses incurred for the purpose of promoting the business of Company, including expenses for entertainment, travel, and other similar items, provided that Executive submits to Company no later than thirty days following his incurring the expense an account book, diary, or similar itemized record in which

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



Executive has recorded the required information as set forth in Treasury Regulations promulgated under Section 274 of the Internal Revenue Code of 1986, as amended from time to time. The right to reimbursement is also subject to the requirement that Executive submit to Company within such 30 days supporting documents, such as receipts or paid bills, sufficient to establish the amount, date, place, and essential character of any expenditure for lodging or any expenditure. The Company will consider, on a case by case basis, the reimbursement of Executive for legal fees incurred by Executive in connection with the routine review from time to time of reasonable legal documents affecting Executive. The Company shall reimburse Executive for up to $5,000 for review of this Agreement.


SECTION SIX - STOCK OPTIONS

         Company will grant Executive non-qualified stock options to purchase 100,000 shares, adjusted for any stock split, stock dividend or like event, of Company's common stock ($1 par value) at a per share purchase price of 100 percent of fair market value of the stock on the date of grant, one third of such grant to, if he is still an employee of Company, become exercisable by him on the first anniversary of the date of grant, one third on the second anniversary of the date of grant and one third on the third anniversary of the date of grant, all to remain exercisable, so long as Executive is still an employee for a period ending seven years following the date of grant. Any options granted shall fully vest upon termination of the employment of Executive except in the event that Executive is terminated pursuant to Section 8(A)(3). Other terms and conditions regarding these arrangements will be determined by the Compensation Committee of the Board of Directors.


SECTION SEVEN - RESTRICTIVE COVENANTS AND CONFIDENTIALITY
         OF CUSTOMER LISTS AND TRADE SECRETS


         A. (1) Company, directly and through its affiliates and subsidiaries, is primarily engaged in the business of purchasing, processing and selling at wholesale tobacco and wool in the domestic and international markets.

                  (2) The Company will disclose to Executive confidential information and knowledge about its business policies, products, customers, procedures and methods. It is acknowledged by the parties that the Company has established a valuable and extensive trade in its products and services and has developed unique and creative corporate organization, customer lists, management procedures financial procedures and technologies which directly relate to profitability, which business has been developed at a considerable expense to Company. The nature of the business is such that disclosure of such confidential information to Executive is necessary for a Executive to carry out his duties as an officer and employee to the Executive Company.

                  (3) By virtue of employment by Company, Executive will become familiar with and possessed of the manner, methods, secrets, and confidential information pertaining to such business, and with names and lists of its customers, suppliers, financial institutions and clientele. It is acknowledged by the parties that the same has substantial value to the Company.

                  (4) In consideration of the promises of the Company set forth herein, the employment of Executive as herein provided, the disclosure by the Company to Executive of the knowledge and information above described and other good and valuable consideration, receipt and sufficiency of which are hereby ac knowledged, Company exacts and Executive makes the covenants hereinafter set forth. Further, Executive understands and acknowledges that such covenants are required for the fair and reasonable protection of the business and goodwill of the Company carried on in the area to which the covenants are applicable and that without the limited restrictions on his activities imposed by the covenants the business and goodwill of the Company would suffer irreparable and substantial damage.

         B. During the term of his employment with Company and for a period of one (1) year commencing after the date of termination of his employment with Company, except in the case of termination pursuant to Subsection 8(A)(2), Executive shall not directly or indirectly, own, manage, operate, join or control or participate in the ownership, management, operation or control of, or be a director, partner or employee of, or a consultant to, any business, firm, partnership, venture, corporation or entity which is conducting any business which competes with the business of the Company. It is understood by the parties that Executive may be employed by either an affiliate or subsidiary of Company during the term of this Agreement. In such event, said employment is expressly understood as not being in violation hereof.

         C. Executive agrees that during the term of his employment with Company and for a period of one (1) year after the date of termination of his employment with Company, except in the case of termination pursuant to Subsection 8(A)(2), he will not, on behalf of himself or on behalf of any other person, firm, partnership, other corporation or entity, call on any of the customers of Company, its affiliates, subsidiaries or successors for the purpose of soliciting and/or providing to any of said customers the products and/or services which are similar to the products and/or services of Company, its affiliates, subsidiaries or successors, nor will Executive in any way, directly or indirectly, for himself, or on behalf of any other person, firm, partnership, venture, or corporation, solicit, divert or take away any customer of Company, its affiliates or subsidiaries, or urge such customers to discontinue in whole or in part business with Company. The term "customers of Company" shall be deemed to include for purposes hereof any past or present customers of Company, its affiliates, subsidiaries or successors, and third parties which Company had actively solicited to be a customer during the six (6) month period immediately preceding date of termination of employment.

         D. Executive further covenants and agrees that during the term of his employment with Company and for a period of one (1) year after date of termination of employment with Company, he will not, directly or indirectly, (1) induce or attempt to induce any employee to quit employment with Company, its successor, affiliates or subsidiaries; (2) interfere with or disrupt Company's relationship with any person employed by Company, its successors, affiliates or subsidiaries or (3) solicit, entice, take away or employ any person employed by Company, its successor, affiliates or subsidiaries.


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



         E. Executive further covenants and agrees that during the term of his employment and permanently following termination of such employment for any reason whatsoever, he will not disclose to any person, firm, association, partnership, entity or corporation, other than in discharge of his duties hereunder or pursuant to order of court, any governmental agency or body, or at request of Company, any information the disclosure of which is adverse to the business of the Company, including such information related to: (1) the business operations or internal structure of Company; (2) the customers of Company; (3) the financial condition of Company and (4) other information including but not limited to trade secrets, technical data, sales figures and forecasts, marketing analysis and studies, customer and price lists, including any and all of the foregoing confidential information of any affiliates or subsidiaries of Company. All papers and records of every kind, including all memoranda, lists, tapes, notes, sketches, designs, plans, data and other documents, whether made by Executive or not, relating to the business and affairs of Company, its successors, affiliates and subsidiaries or to any business or field of investigation of Company which shall at any time come into possession or control of Executive, shall be surrendered to Company, at the Company's expense, upon written request received while either Executive is in the employ of Company or after such employment shall have ceased.

         F. Executive further covenants and agrees that all inventions, improvements, developments and/or discoveries (whether or not of a patentable nature) that are related to the product lines or products manufactured, processed or distributed by Company, its subsidiaries or affiliates which he may conceive or make during his employment whether solely or jointly with another or others, or during or out of the usual hours of work or at the request and upon suggestion of the Company or otherwise, shall be the sole and exclusive property of Company, or its successors, assigns or nominees. Executive further agrees that he shall promptly and fully disclose to Company all such inventions, improvements, developments and discoveries and shall execute, acknowledge and deliver to Company, upon request by Company and without further compensation, either during or subsequent to his employment, all instruments which Company may deem desirable or necessary to enable Company to prosecute an application for an to acquire, maintain and enforce all letters patent, trademarks, registration and copyrights covering such developments in all countries and to assign and transfer his entire right, title and interest in and to such invention, improvement, development and/or discovery to Company and otherwise more fully evidence and perfect Company's ownership of same.

         G. Executive agrees that for a material violation of any of the provisions of this Section Seven Company shall, in addition to any other rights and remedies available hereunder, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction restraining Executive from committing any material violation of this Section Seven and Executive hereby consents to the issuance of such an injunction without need of a bond or showing of actual damages, seek legal or equitable relief against Executive under this Section Seven. In the event that Executive shall prevail in defending such action, or the same shall be settled without restriction on the Executive and/or dismissed, the Company shall pay Executive's costs of defense, including without limitation, his attorney's fees.

SECTION EIGHT - TERMINATION


         A. The employment of Executive shall be terminated upon the occurrence of any of the following:

         1.       Death during the term of employment of Executive.

         2. Resignation of Executive within thirty (30) days following the occurrence of any of the following events: (i) the failure or refusal without cause of the Board of Directors of Company to elect Executive as President and Chief Executive Office of the Company, (ii) The removal of the Executive from the office of President and Chief Executive Officer of the Company without cause, (iii) Executive ceasing without cause to be vested by Company with the full power and authority of the Chief Executive Officer of Company as described above without Executive's prior written consent, (iv) a change in control of the Company either through a sale of its stock or through a sale of its assets and the acquiror of control does not offer Executive, employment in an executive position acceptable to Executive, comparable to that presently held and at a salary at least equal to his then Annual Base Salary and/or (v) material breach of this Agreement by the Company.

         3. Discharge of Executive or removal of Executive from the position of President and Chief Executive Officer upon a majority vote of all of the Directors of the Company for cause at any time by Company. The term "cause" as used herein shall be a breach of the terms of this Agreement by Executive after written notice thereof by the Board of Directors to Executive and thirty (30) days elapsing without the same being cured, or conviction of theft or embezzlement, or a criminal act committed by the Executive which involves moral turpitude.

         4. Notice given in accordance with the terms of Section 2 of this Agreement.

         5.       Mutual agreement of Company and Executive.

         6. Permanent disability of Executive as referred to in Subsection 8(C)(2).

         B. (1) If at any time prior to expiration of the term hereof, the Executive's employment is terminated in accordance with Section A(2) above, the Company shall pay to the Executive in a lump sum within one (1) week of such termination the following: (a) a sum equal to two (2) years' salary based on Executive's then Annual Base Salary and (b) one (1) year's bonus under Subsection 3 in an amount equal to the actual bonus paid to Executive on account of the fiscal year immediately preceding such termination ("Termination Pay"). In addition, the Executive shall also be entitled to receive at such time in one lump sum such portion of his Annual Base Salary earned prior to date of such termination but then unpaid. Despite any such termination, Company shall continue to provide at its sole costs health and life insurance coverage to Executive for a period of one (1) year following such termination. The foregoing provisions of this Subsection B(1) notwithstanding, the total termination Pay payable to the Executive resulting from a change of ownership and/or control of the Company shall not exceed the maximum sum payable pursuant to the provisions of Section 280 of the Internal Revenue

Code of 1986, as amended from time to time, which shall not cause the Executive to be deemed a "disqualified individual" and subject to an excise tax pursuant to the aforesaid provisions of the Internal Revenue Code.

                  (2) In the event of termination for any reason other than by reason of Subsection A(2) above, Executive shall be entitled to such portion of his then Annual Base Salary earned and any bonus awarded prior to the date of termination but then unpaid, plus payment for earned but unused vacation or sick pay all in accordance with the Company's policy for its executive officers.

         C. (1) If, during term hereof, the Executive should become temporarily disabled, through illness or otherwise, from performing his duties hereunder, he shall be entitled to a leave of absence from the Company for the duration of any such disability up to, but not exceeding, a total of one hundred eighty (180) calendar days in any calendar year. The Executive's compensation and status as President/Chief Executive Officer of the Company hereunder shall continue during any disability leave or absence.


                  (2) For purposes of this Agreement, the Executive shall be deemed to be permanently disabled upon medical certification by a physician to the Company that the disability will substantially impair his ability to perform his duties hereunder. Executive agrees, if requested by Company, to submit to a medical examination by a physician of Company's choosing and at Company's expense for purposes of making such determination. The Company shall compensate Executive for the longer of one (1) year or the duration of the term of this Agreement in an amount equivalent to his Annual Base Salary at the time of termination, provided that the Company may reduce those amounts by amounts equal to the proceeds of any disability insurance received by Executive on account of disability insurance maintained by the Company on Executive's behalf ("Disability Pay").

         D. Following any termination of his employment hereunder, Executive shall, upon reasonable notice, and if able to do so, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

         E. The provisions of Section Seven shall survive the termination or expiration of this Agreement.


SECTION NINE - DEATH BENEFITS


         In the event of Executive's death during the term of his employment hereunder, the Company shall pay to the beneficiaries whom the Executive has designated in writing, or in the absence of such designation, to the Executive's surviving spouse, or if none, to his estate, the Annual Base Salary and any bonus in each case awarded but unpaid through the date of death, plus earned but unused vacation and sick pay all in accordance with the Company's practices for its executive officers. In the event of Executive's death while receiving Termination Pay pursuant to Subsection 8(B) above or Disability Pay pursuant to Subsection 8(C) above any remaining Termination Pay or Disability Pay, as the case may be which the deceased Executive would otherwise have been entitled to absent his death shall be paid in a lump sum to the beneficiaries whom the Executive has designated in writing, or in the absence of such designation, to the Executive's surviving spouse, or if none, to his estate.


SECTION TEN - INSURANCE


         A. The Executive shall have no direct rights in any policy purchased by the Corporation. The Executive agrees to cooperate with the application and maintenance of such insurance as may be reasonably required by the insurance carrier or the Company. Company shall pay the entire premium cost of any such policy.

         B. If the employment of Executive is terminated for any reason other than death, Executive may, at his own election, acquire any life or disability insurance policies insuring his life or disability income owned by Company by giving written notice of his election to Company within thirty (30) days after her termination of employment. Said insurance policies shall be transferred to the Executive upon his payment to the employer of the then interpolated terminal reserved value of the insurance, if any.

         C. The Company shall maintain to the extent Executive is insurable, life and accident insurance consistent with the Company's policies for its executive officers residing in the United States.


SECTION ELEVEN - MISCELLANEOUS

         A. The Company shall indemnify Executive in his capacity as an executive officer and director of the Company consistent with and subject to the terms and conditions relating to indemnification contained in the Articles of Incorporation and Bylaws of the Company, and consistent with the treatment afforded senior management and directors of the Company. This indemnity obligation shall survive the termination of this Agreement.

         B. This Employment Agreement shall not be assignable by Executive nor shall the duties under it be delegable by Executive, and shall inure to the benefit of and be binding upon any corporate or other successors of the Company which shall acquire, directly or indirectly, by merger, consolidation or purchase or otherwise, all or substantially all of the assets of the Company, and shall otherwise be binding upon the parties hereto, and their respective heirs, executors, administrators, successors or assigns.

         C. This Employment Agreement supersedes and cancels all prior agreements and understandings between the parties and constitutes the entire agreement between the parties.

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This Agreement may be amended or modified from time to time only pursuant to the written agreement of both parties.

         D. If the Board of Directors shall find that any person to whom any amount is or was payable hereunder is unable to care for his affairs because of illness or accident, or is a minor, or has died, then the Board of Directors, if it so elects, may direct that any payment due him or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) or any part thereof be paid or applied for the benefit of such person or to or for the benefit of his spouse, children or other defendants, or institution maintaining or having custody of such person, any other person deemed by said Board of Directors to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as said Board of Directors may deem proper. Any such payment shall be in complete discharge of the liability of the Company therefor.

         E. This Agreement shall be interpreted, construed, and governed according to the laws of the State of North Carolina. Neither Executive nor any beneficiary shall acquire by virtue of this Agreement any secured right to or interest in any specific assets of the Company or any insurance policies or the proceeds therefrom purchased by the Company to provide or fund any benefits under this Agreement. This Agreement shall be supported only by the general unsecured promise of the Company to pay the benefits hereinabove described and shall not be deemed to create any trust or fiduciary relationship. However, this Agreement shall be legally enforceable and shall give Executive, his beneficiaries, heirs and personal representatives, as the case may be, the rights of any unsecured creditor. Neither Executive nor his beneficiaries, heirs or personal representatives shall have the right to pledge, hypothecate, encumber or assign any right to receive any payments hereunder and any alleged transfer or assignment thereof shall be null and void for all purposes. The designation of a beneficiary or contingent beneficiary pursuant to the provisions of this Agreement shall not be prohibited hereby and any designation of a beneficiary by Executive hereunder shall be revocable by Executive during his lifetime. For purposes of this Agreement, an individual shall not be considered a surviving spouse if such person and Executive were legally divorced at the time the employment of Executive terminates hereunder.

         F. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal, invalid or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable, shall, nevertheless, be binding and enforceable.

         G. Except as otherwise set forth in Section 7(G), in the event any legal or equitable action is brought by or against a party to this Agreement or any asserted breach thereof and that party shall prevail in such action, the court shall award that party all costs and expenses, including reasonable attorneys' fees and expert witness' fees, incurred in such action.

         H. Any notice to be given to Company under the terms of this Agreement shall be addressed to Company at the address of its principal place of business, and any notice to be given to Executive shall be addressed to him at his home address last shown on the records of Company, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited, postage paid, in the United States Mail.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have signed this Agreement as of the date first above written.



                                               /s/ ROBERT E. HARRISON
                                               Robert E. Harrison




                                               STANDARD COMMERCIAL CORPORATION


                                               By: /S/ J. ALEC G. MURRAY
                                                    Chairman of the Board

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